AMENDED APPENDIX A
               TO THE INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT
                          LEGG MASON VALUE TRUST, INC.




This Amended Appendix A is effective January 1, 2006.


Legg Mason Value Trust, Inc.                   0.70% up to $2 billion of average
                                                     daily net assets;
                                               0.65% of average daily net assets
                                                     exceeding $2 billion





LEGG MASON CAPITAL MANAGEMENT, INC.


By: /s/ Jennifer W. Murphy
    --------------------------
         Jennifer W. Murphy
         Senior Vice President



LEGG MASON VALUE TRUST, INC.


By: /s/ Marie K. Karpinski
    -------------------------
         Marie K. Karpinski
         Vice President